                                                                    EXHIBIT 10.8

                           ASSET PURCHASE AGREEMENT



                                     Among



                        Hallmark Air Conditioning, Inc.


                                      and


                               Way Service, Inc.



                              Dated June 24, 1997


Confidential information has been omitted from this document and has been filed separately with the Securities and Exchange Commission. Each such omission has been marked by "XXX".

                               TABLE OF CONTENTS

                                                                   Page
ARTICLE I - CLOSING.................................................. 1
     Section 1.1   Closing........................................... 1

ARTICLE II - PURCHASE AND SALE....................................... 1
     Section 2.1   Purchased Assets and Excluded Assets.............. 1
     Section 2.2   Purchase Price.................................... 2
     Section 2.3   Additional Consideration.......................... 2
     Section 2.4   Allocation Reporting.............................. 3
     Section 2.5   Mail Received After Closing....................... 3

ARTICLE III - LIABILITIES AND OBLIGATIONS............................ 3
     Section 3.1   Obligations Assumed............................... 3
     Section 3.2   Liabilities and Obligations Not Assumed........... 4
     Section 3.3   Warranty Performance.............................. 5
     Section 3.4   Use of Name....................................... 5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER................ 6
     Section 4.1   Corporate Status and Good Standing................ 6
     Section 4.2   Authorization..................................... 6
     Section 4.3   Non-Contravention................................. 6
     Section 4.4   Validity.......................................... 6
     Section 4.5   Broker Involvement................................ 6
     Section 4.6   Litigation........................................ 6
     Section 4.7   Title............................................. 7
     Section 4.8   Contracts......................................... 7
     Section 4.9   Delivery of Purchased Assets...................... 7
     Section 4.10  Condition of Assets and Inventory................. 7
     Section 4.11  Liabilities....................................... 7
     Section 4.12  No Material Change................................ 7
     Section 4.13  Ownership......................................... 8
     Section 4.14  Compliance With Law............................... 8
     Section 4.15  WARN Act Notices.................................. 8
     Section 4.16  Taxes............................................. 8
     Section 4.17  Investment Intention.............................. 8
     Section 4.18  Disclosure........................................ 8
     Section 4.19  Environmental Laws................................ 8

     Section 4.20  COBRA Notices....................................  9

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER.................  9
     Section 5.1   Corporate Status and Good Standing...............  9
     Section 5.2   Authorization....................................  9
     Section 5.3   Non-Contravention................................  9
     Section 5.4   Validity.........................................  9
     Section 5.5   Broker Involvement............................... 10
     Section 5.6   Delivery of Parent Common Stock.................. 10
     Section 5.7   Maintenance of Accounting and Financial Records.. 10

ARTICLE VI - COVENANTS.............................................. 10
     Section 6.1   Employees........................................ 10
     Section 6.2   Failure to Obtain Consents....................... 10
     Section 6.3   Further Assistance............................... 10
     Section 6.4   Consents......................................... 10
     Section 6.5   Tax Returns...................................... 11
     Section 6.6   Access to Books and Records...................... 11

ARTICLE VII - INDEMNIFICATION....................................... 11
     Section 7.1   Seller's  Indemnity Obligations.................. 11
     Section 7.2   Buyer's Indemnity Obligations.................... 12
     Section 7.3   Basket........................................... 12
     Section 7.4   Indemnification Procedures....................... 12
     Section 7.5   Arbitration of Disputes.......................... 14

ARTICLE VIII - ACTIONS BEING TAKEN AT CLOSING....................... 14
     Section 8.1   Actions Being Taken by Seller at the Closing..... 14
     Section 8.2   Actions Being Taken by Buyer at the Closing...... 15

ARTICLE IX - GENERAL PROVISIONS..................................... 15
     Section 9.1   Confidentiality.................................. 15
     Section 9.2   Expenses......................................... 16
     Section 9.3   Entire Agreement................................. 16
     Section 9.4   Waivers and Consents............................. 16
     Section 9.5   Notices.......................................... 16
     Section 9.6   Successors and Assigns........................... 16
     Section 9.7   Compliance with Bulk Sales Laws.................. 17
     Section 9.8   Covenant Not to Compete.......................... 17

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement ("Agreement") is made this 24th day of June, 1997, by and among Hallmark Air Conditioning, Inc., a Texas corporation ("Buyer"), and Way Service, Inc., a Texas corporation ("Seller").

     WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell, transfer, assign and deliver to Buyer certain of Seller's assets;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the parties agree as follows:


                                   ARTICLE I

                                    CLOSING

     Section 1.1   Closing.  The closing of the purchase and sale provided for
                   -------
herein (the "Closing") is taking place on June 24, 1997 ("Closing Date"), at the offices of Bracewell & Patterson, L.L.P., Houston, Texas, concurrently with the execution and delivery hereof.


                                  ARTICLE II

                               PURCHASE AND SALE

     Section 2.1   Purchased Assets and Excluded Assets.  Subject to the terms
                   ------------------------------------
and conditions of this Agreement, and on the basis of the representations, warranties and indemnities hereinafter set forth, at the Closing, Seller is selling, transferring, conveying, assigning and delivering to Buyer, and Buyer is purchasing from Seller, the following assets, properties and rights of Seller (collectively, the "Purchased Assets"):

          (a) All inventories of finished products, work in process, raw materials, supplies and packing and shipping material used in the business of Seller (the "Business"), a listing of which as of June 18, 1997, has been delivered to Buyer prior to the date hereof (collectively, the "Inventory");

          (b) All tools, equipment, machinery, dies, patterns, furniture, fixtures, store equipment, automobiles, trucks, service equipment, computer equipment and leasehold improvements used in the Business (the "Fixed Assets"), a listing of which is attached as 1 Schedule 2.1(b);

          (c) The contracts and agreements listed on 1 Schedule 2.1(c) (the "Contracts");

          (d) All rights of Seller under express or implied warranties, if any, from the suppliers of Seller, manufacturers or others with respect to the Purchased Assets; and

          (e) All customer and supplier lists, information and data relating to the Business.

Notwithstanding the foregoing, the Purchased Assets shall not include, and Buyer will not purchase, (i) any insurance policies or insurance contracts, (ii) the minute books and stock records of Seller, (iii) tax refunds applicable to periods prior to the Closing, (iv) notes or accounts receivable, (v) deposits, cash, and cash equivalents or (vi) any other assets of Seller which are not Purchased Assets.

     Section 2.2   Purchase Price.  The purchase price being paid at the Closing
                   --------------
for the Purchased Assets (the "Purchase Price") is $16,500 in cash and 12,858 shares of common stock, $.001 par value ("Parent Common Stock"), of Group Maintenance America Corp., Buyer's parent corporation ("Parent"), and the right to the additional consideration provided in Section 2.3 below.

     Section 2.3   Additional Consideration.  If the gross revenues derived by
                   ------------------------
the Buyer from the acquired customers for the period ending on the first anniversary of the Closing Date (the "Consideration Period") equals or exceeds $XXX, Seller shall be entitled to receive from Buyer, within thirty (30) days after the last day of the Consideration Period, additional purchase price consideration in the amount of $XXX. Such consideration shall be payable in cash. In addition, within 90 days following the last day of each of the fiscal quarters ending September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, Buyer shall deliver or cause to be delivered to Seller the "Earned Shares of Parent Common Stock" for such fiscal quarter. The "Earned Shares of Parent Common Stock" for any such quarter shall mean that number of shares of Parent Common Stock which have an aggregate "Stock Value" equal to XXX% of the gross revenues of the Business for such quarter, determined in accordance with generally accepted accounting principles consistently applied. The term "Stock Value" means the average of the daily closing prices (or if no closing price is reported, the average of the daily closing bid and asked prices) of a share of the Parent Common Stock for the ten consecutive trading days ending on and including the date which is three trading days prior to the end of such quarter on the principal national securities exchange if any, on which such shares are admitted for trading, on the National Association of Securities Dealers, Inc. National Market System if such shares are quoted thereon or, if such shares are not quoted thereon, in the over-the-counter market in the United States on which such shares are publicly traded; provided that if the Parent Common Stock is not then admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National

Confidential information has been omitted from this page and has been filed separately with the Securities and Exchange Commission. Each such omission has been marked by "XXX".

Market System or otherwise traded in the over-the-counter market, the term "Stock Value" shall mean the value of a share of Parent Common Stock as of the last day of such quarter as reasonably determined by the Board of Directors of Parent.

Notwithstanding the foregoing, Seller may elect, by written notice to Buyer at least ten trading days prior to the end of such quarter, to receive payment of such Stock Value in cash in lieu of shares of Parent Common Stock.

In the event Parent effects an underwritten initial public offering of Parent Common Stock for cash resulting in net proceeds to Parent of at least $20 million (the "IPO") within one year from the date hereof, and the gross price to the public of a share of Parent Common Stock in the IPO, as set forth in an executed underwriting agreement (the "IPO Price to the Public") is less than $7.00 (adjusted for stock splits, reverse stock splits and stock dividends occurring after the date hereof), Buyer shall deliver to Seller, within 30 days after the closing of the IPO, that number of shares of Parent Common Stock (rounded to the nearest whole share) which, when added to the number of shares of Parent Common Stock delivered to Seller pursuant to Section 2.2 (adjusted for stock splits, reverse splits and stock dividends occurring after the date hereof) will result in a total value of Parent Common Stock of $90,006, assuming each share of Parent Common Stock is valued at the IPO Price to the Public.

     Section 2.4   Allocation Reporting.  Buyer and Seller agree to report the
                   --------------------
allocation of the Purchase Price among the Purchased Assets as Buyer shall determine. Buyer shall advise Seller of such determination on or before September 30, 1997.

     Section 2.5   Mail Received After Closing.  Following the Closing Buyer may
                   ---------------------------
receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate to the Business or the Purchased Assets, deal with the contents thereof at its discretion. Buyer shall notify Seller of (and provide Seller complete copies of) any mail that on its face obliges any Seller Party to take any action or indicates that action may be taken against any of them and any mail applicable solely to Seller or the Excluded Assets.


                                  ARTICLE III

                          LIABILITIES AND OBLIGATIONS

     Section 3.1   Obligations Assumed.  As part of the consideration for the
                   -------------------
Purchased Assets, and subject to Section 3.2, Buyer shall assume Seller's obligations that accrue after the Closing Date under Contracts listed in
Schedule 2.1(c), if, but only if, they are assigned or transferred to Buyer, or they are subject to the provisions of Section 6.2.

      Section 3.2  Liabilities and Obligations Not Assumed.  Other than as
                   ---------------------------------------
specifically set forth in Section 3.1 above, Buyer assumes no obligation whatsoever of Seller under or in connection with any contract between Seller and any third party or otherwise. Furthermore, except as specifically set forth in
Section 3.1 above, Buyer expressly disclaims the assumption of, and does not assume, any liability of any type whatsoever of Seller or in connection with any of Seller's assets or business operations, including without limitation (i) any and all tax liabilities accruing on or before the Closing Date in connection with any Purchased Asset, the Excluded Assets or otherwise, and any and all tax liabilities accruing on or after the Closing Date in connection with the ownership, operation or disposition of any Excluded Assets, (ii) any and all liabilities arising from or under any environmental laws, including but not limited to federal environmental statutes (and associated rules and regulations) such as the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.) ("CERCLA"), Superfund, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Community Right to Know Act, or OSHA, or otherwise, or any similar state or local environmental laws, rules or regulations (collectively, the "Applicable Environmental Laws"), (iii) any and all liabilities in connection with any claim by any person, entity or agency claiming to have suffered any environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise relating to any Specified Substance (as hereafter defined), (iv) any and all employment or personnel-related liabilities whatsoever of Seller arising out of any liability under any employment contract, liability for wages or salary, liability for bonuses or commissions, liability for severance (including without limitation as a result of this transaction), OSHA liability, liability for disabled individuals, workers' compensation liability, ERISA obligations or liability, WARN Act liability, sick pay, vacation accruals, or similar matters, liability under any profit sharing plan, liability under any pension plan or savings plan, liability under any welfare benefit plan, or liability for any claims alleging illegal discrimination of any type, (v) any account payable, indebtedness, letter of credit, guaranty, note or obligation of Seller other than the obligations assumed under Section 3.1., (vi) any liability or obligation (contingent or otherwise) of Seller arising out of any claim, litigation or proceeding threatened or pending on or before the Closing Date or out of any claim, litigation or proceeding threatened or initiated after the Closing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the Closing Date with respect to the Purchased Assets (or prior to, on or after the Closing Date with respect to the Excluded Assets or any other business or operations of Seller or its predecessors), or any condition caused by any act or omission occurring prior to the Closing Date with respect to the Purchased Assets (or prior to, on or after the Closing Date with respect to the Excluded Assets or any other business or operations of Seller or its predecessors), or any product sold or manufactured by Seller or a service provided by Seller (including all product liability and warranty claims and product returns with respect thereto), and (vii) any liability or obligation (contingent or otherwise) of Seller arising out of any claim, litigation or proceeding threatened or pending on or before the Closing Date or out of any claim, litigation or proceeding threatened or initiated after the Closing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the Closing Date with respect to the assets, business or operations of Seller or its predecessors.

     Section 3.3   Warranty Performance.  For the period during which the
                   --------------------
existing warranty obligations of Seller are in effect, if any customer of Seller is entitled, pursuant to such obligations to, and does, seek warranty work on any item sold by Seller prior to Closing, Buyer shall have the right (but not the obligation) to provide such warranty work on such item for Seller's account. Seller, when provided with a bona fide warranty document, shall pay Buyer for such work based on the following criteria:

          (a) Labor shall be reimbursed at the rate of 125% of the Buyer's cost for burdened labor. The cost of burdened labor for fiscal 1997 will be $25.00 per hour.

          (b) Labor hours to be reimbursed will be based on the repair hours for the specific tasks performed as stipulated in the most current edition of Customer Assured Pricing, Managers Reference, published by
        --------------------------------------------
     Callahan/Roach Products and Publications.

          (c) Material and equipment not covered by manufacturer's warranty but covered by Seller's warranty shall be reimbursed at Buyer's invoiced cost.

          (d) All warranty work covered by manufacturer's warranty will be reimbursed directly to Buyer by the manufacturer.

          (e) If any warranty work should not meet the above criteria or be estimated to exceed $350 for labor and/or $200 for material or equipment, Buyer shall not proceed with the work until Buyer has given Seller the option to perform the warranty work itself.

          (f) Buyer shall provide Seller a monthly reconciliation of warranty work performed, including documentation of warranty obligation, labor hours, and material and equipment costs. Seller shall reimburse Buyer promptly upon receipt of bona fide invoice and documentation.

     Section 3.4   Use of Name.  Seller hereby grants to Buyer the right and
                   -----------
license to use the name "Way Residential Services" for a period of twelve months from the date hereof.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer the following:

     Section 4.1   Corporate Status and Good Standing.  Seller is a corporation
                   ----------------------------------
duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority under its charter and by-laws to own and lease its properties and to conduct its business. Seller is duly qualified to do business as a foreign corporation in all states in which the nature of its business requires such qualification and the failure to do so would have an adverse effect on the Purchased Assets.

     Section 4.2   Authorization.  Seller has full corporate power and authority
                   -------------
under its charter and by-laws, and its board of directors and shareholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

     Section 4.3   Non-Contravention.  Neither the execution and delivery of
                   -----------------
this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the charter or bylaws of Seller or any provision of any agreement or instrument to which Seller is a party.

     Section 4.4   Validity.  There are no pending or threatened judicial or
                   --------
administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Seller in connection with this Agreement.

     Section 4.5   Broker Involvement.  Seller has not hired, retained or dealt
                   ------------------
with any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 4.6   Litigation.  Except as set forth on Schedule 4.6 attached
                   ----------
hereto, there is no investigation, claim or proceeding or litigation of any type pending or, to the best knowledge of Seller, threatened against Seller involving any Purchased Asset or that might have an adverse effect on Buyer as the owner of any Purchased Asset, and there is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal against or involving Seller or any Purchased Asset that might have an adverse effect on Buyer as the owner of any Purchased Asset.

     Section 4.7   Title.  Seller is the true and lawful owner of the Purchased
                   -----
Assets, free and clear of any and all liens, encumbrances, mortgages, options, security interests, restrictions, liabilities, pledges and assignments of any kind, and Seller has the full right to sell and transfer to Buyer good and marketable title to Purchased Assets, free and clear of any and all liens and encumbrances of any nature or description. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to Purchased Assets in Buyer, free and clear of all liens and encumbrances of any nature or description.

     Section 4.8   Contracts.  Each Contract is a valid, binding and enforceable
                   ---------
agreement of Seller and, to the best knowledge of Seller, the other parties thereto. Seller is not in breach of or default under any Contract, and to the best knowledge of Seller, there has not occurred any breach or default under any Contract on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Contract. There is no dispute between the parties to any Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Contract. Seller is not bound to any covenant or obligation of any nature limiting its freedom of to compete in any line of business which will be binding on Buyer after the Closing.

     Section 4.9   Delivery of Purchased Assets.  All Purchased Assets are being
                   ----------------------------
delivered to Buyer on the Closing Date.

     Section 4.10  Condition of Assets and Inventory.  Each of the tangible
                   ---------------------------------
Purchased Assets is in good, serviceable condition, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. All items of Inventory are marketable or (in the case of raw materials, supplies and work in process) suitable and useable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups, none of such items is below standard quality, and none of such Inventory is excess or obsolete inventory.

     Section 4.11  Liabilities.  There is no existing, contingent or threatened
                   -----------
liability, obligation, lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against Seller or the Purchased Assets for which Buyer or the Purchased Assets may be obligated or to which any of them may be subject after the Closing.

     Section 4.12  No Material Change.  There has been no material adverse
                   ------------------
change in the Purchased Assets or their value from June 18, 1997, to and including the Closing Date, and no event has occurred of which Seller is aware which could be expected to lead to or cause such a material adverse change.

     Section 4.13  Ownership.  All of the issued and outstanding capital stock
                   ---------
of Seller is owned by WEHCO, Inc.

     Section 4.14  Compliance With Law.  Seller is not in violation of any
                   -------------------
provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification, including, without limitation, those relating to health, the environment or Specified Substances, and Seller has not received any notice of any alleged violation of such law, decree, order, regulation, license, permit, consent, approval, authorization or qualification.

     Section 4.15  WARN Act Notices.  Any notice required under the Federal
                   ----------------
Workers Adjustment and Retraining Notification Act ("WARN Act") that is, has been or will be required of Seller to its employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by this Agreement has been or will be given by Seller.

     Section 4.16  Taxes.  Seller has caused to be timely filed with appropriate
                   -----
federal, state, local and other governmental authorities all tax returns, information returns or statements and reports ("Tax Returns") required to be filed with respect to the Purchased Assets, Seller's operations or the conduct of the Business, and has paid or caused to be paid all taxes due with respect thereto, except for taxes which Seller is contesting in good faith. Seller has neither received nor has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to any of the Purchased Assets, Seller's operations or the conduct of the Business from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the Purchased Assets, Seller's operations or the conduct of the Business. There are no assessments against, or to the best knowledge of Seller, threatened audits of, Seller with respect to taxes that may be asserted against Seller. Seller is not a party to any action or proceeding by any governmental authority for the collection or assessment of taxes. The transactions contemplated hereby qualify as an "occasional sale" under Section 151.304 of the Texas Tax Code.

     Section 4.17  Investment Intention.  Seller is acquiring and will acquire
                   --------------------
the Parent Common Stock hereunder for investment, solely for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

     Section 4.18  Disclosure.  All schedules to this Agreement are complete and
                   ----------
accurate. No representation or warranty by Seller in this Agreement or in any schedule or exhibit to this Agreement, or in any statement or certificate or other document furnished to Buyer by Seller or any representative of Seller contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading.

     Section 4.19  Environmental Laws.  Without limiting Section 4.14 above,
                   ------------------
neither the Purchased Assets nor Seller are currently in violation of or subject to (i) any existing, pending or threatened investigation or inquiry by any governmental authority or (ii) any remedial obligations under any Applicable Environmental Laws and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Purchased Assets.

     Section 4.20  COBRA Notices.  Seller has performed all notice obligations
                   -------------
under Section 4980B of the Internal Revenue Code of 1986, as amended, or under
Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, and which are required to be performed on or prior to the Closing Date.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller the following:

     Section 5.1   Corporate Status and Good Standing.  Buyer is a corporation
                   ----------------------------------
duly organized, validly existing and in good standing under the laws of Texas, with full corporate power and authority under its articles of incorporation and by-laws to conduct its business as the same exists on the date hereof and on the Closing Date.

     Section 5.2   Authorization.  Buyer has full corporate power and authority
                   -------------
under its articles of incorporation and by-laws, and its board of directors has taken all necessary action to authorize Buyer to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by Buyer pursuant to the provisions hereof, and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

     Section 5.3   Non-Contravention.  Neither the execution, delivery and
                   -----------------
performance of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein, does or will violate, conflict with or result in breach of or require notice or consent under any law, the charter or bylaws of Buyer or any provision of any agreement or instrument to which Buyer is a party.

     Section 5.4   Validity.  There are no pending or threatened judicial or
                   --------
administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Buyer in connection with this Agreement.

     Section 5.5   Broker Involvement.  Buyer has not hired, retained or dealt
                   ------------------
with any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 5.6   Delivery of Parent Common Stock.  The Parent Common Stock to
                   -------------------------------
be delivered to Seller by Buyer pursuant hereto at the Closing has been, and the Parent Common Stock to be delivered to Seller pursuant to Section 2.3 will be, when delivered, validly authorized, duly issued, fully-paid and non-assessable.

     Section 5.7   Maintenance of Accounting and Financial Records.  Buyer
                   -----------------------------------------------
agrees to maintain separate accounting and financial records and systems for the Business for each of the fiscal quarters referred to in Section 2.3 which are sufficient to permit Seller to verify the gross revenues of the Business for such fiscal quarters and to provide to Seller, within 90 days after the end of each of such fiscal quarters, a financial report showing the gross revenues of the Business for such fiscal quarter. Buyer shall maintain such records for a period of at least two years after the Closing Date.


                                  ARTICLE VI

                                   COVENANTS

     Section 6.1   Employees.  At the Closing, Seller will pay its employees
                   ---------
all amounts due them (including, without limitation, on account of vacation pay and severance), and shall pay all health claims for such employees when and as the same became due under the WEHCO, Inc. health insurance programs. The provisions of this Agreement are for the benefit of Buyer only, and no employee of Seller or any other person shall have any rights hereunder.

     Section 6.2   Failure to Obtain Consents.  In the event any consent to the
                   --------------------------
assignment of any Contract is required in connection with the transactions contemplated hereby has not been obtained, then until such consent is obtained, Seller and Buyer shall cooperate in any arrangement reasonably satisfactory to the parties designed to fulfill Seller's obligations thereunder and to afford Buyer the benefits thereof; so long as Seller is reimbursed by Buyer for any costs associated with such arrangements.

     Section 6.3   Further Assistance.  Seller shall execute and deliver to
                   ------------------
Buyer, at Closing or thereafter, any other instrument which may be requested by Buyer and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Purchased Assets identified after Closing.

     Section 6.4   Consents.  After the Closing, Seller will, upon request of
                   --------
Buyer, use its reasonable commercial efforts to obtain any consents required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained.

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

     Section 6.5   Tax Returns.  Seller shall duly file or cause to be filed
                   -----------
all tax returns related to taxes of any nature with respect to the Business or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all taxes due with respect to such periods.

     Section 6.6   Access to Books and Records.  During the five years after
                   ---------------------------
the date hereof (the "Access Period"), Seller shall maintain in a reasonably accessible location all books, records, correspondence, files, customer and vendor lists and other data (collectively, the "Business Records") used in or related to the Business and shall afford the officers, employees and authorized agents and representatives of Buyer access thereto during normal business hours and the right to copy any thereof at Buyer's expense. Seller shall notify Buyer prior to disposing of any such Books and Records after the Access Period has expired and, upon request made by Buyer within sixty (60) days after receipt of such notice, Seller shall deliver such Books and Records to Buyer at Buyer's expense.


                                  ARTICLE VII

                                INDEMNIFICATION

     Section 7.1   Seller's  Indemnity Obligations.  Seller shall indemnify and
                   -------------------------------
hold Buyer (including its officers, directors, employees and agents) harmless from and against any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by Buyer as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement, (b) any violation or breach by Seller of or default by Seller under the terms of this Agreement, (c) any act or omission occurring, or condition or circumstances existing, prior to the Closing Date, or any condition or circumstances caused by any act or omission occurring prior to the Closing Date, by Seller or with respect to the Purchased Assets or the Business, (d) the past or present presence, remediation or clean-up of, or exposure to, Specified Substances (as defined below) relating to or located on, within or under the Purchased Assets, (e) any product liability claims concerning (i) products sold by Seller prior to the Closing Date or (ii) finished Inventory, and (f) any debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, that are not expressly assumed by Buyer under Section
3.1 of this Agreement.

     The representations and warranties of Seller in this Agreement, other than those in Sections 4.2, 4.7, 4.16 and 4.19 shall expire upon the third anniversary of the Closing Date, and the representations and warranties of the Seller Parties in Sections 4.2, 4.7, 4.16, and 4.19 shall survive for the maximum period permitted by applicable law; provided, that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been finally resolved as of the expiration thereof, such representation or warranty shall survive until the final resolution of such claim.

     "Specified Substances" means any pollutant, toxic substance, asbestos, hazardous waste, or any constituent of any such substance, waste or product, whether solid, liquid or gaseous in form, described in or regulated under RCRA, CERCLA, Super Fund or under any other federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, arbitration decision or determination of any governmental authority, and shall include petroleum, natural gas, natural gas liquids, crude oil and any fraction or product thereof.

     Section 7.2   Buyer's Indemnity Obligations.  Buyer shall indemnify and
                   -----------------------------
hold Seller (including its officers, directors, employees and agents) harmless from and against any and all Indemnified Amounts incurred by Seller as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement,
(b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement, (c) (except to the extent Section 7.1 applies) any act or omission occurring after the Closing Date, or any condition or circumstances caused by any act or omission occurring after the Closing Date, by Buyer or with respect to the Purchased Assets, (d) (except to the extent Section 7.1 applies) any product liability claims concerning products manufactured, or purchased from third parties and resold, by Buyer after the Closing Date, and (e) any liabilities or obligations of Seller expressly assumed by Buyer under Section
3.1 of this Agreement.

     The representations and warranties of Buyer in this Agreement, other than the representations and warranties in Section 5.2, shall expire upon the third anniversary of the Closing Date, and the representations and warranties of Buyer in Section 5.2 shall survive for the maximum period permitted by applicable law; provided that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been mutually resolved as of such expiration, such representation or warranty shall survive until the final resolution of such claim.

     Section 7.3   Basket.  No party shall be liable under this Article VII for
                   ------
the breach of any representation or warranty until the aggregate amount of such liability (for all such claims) exceeds $25,000 (the "Basket Amount"); but once the Basket Amount has been met, such party shall be liable for all such liability in excess of the Basket Amount. Seller shall not be liable under this
Article VII for breach of any representation or warranty for an aggregate amount in excess of $100,000.

     Section 7.4   Indemnification Procedures.  All claims for indemnification
                   --------------------------
under this Agreement shall be asserted and resolved as follows:

          (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the party from whom indemnification is

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

     sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

          Within 20 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim.

          If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period, the Indemnified Party shall give the Indemnifying Party an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense; provided, however, that if the parties to any suit or proceeding shall include the Indemnifying Party as well as the Indemnified Party and the Indemnified Party shall have been advised by counsel that one or more legal defenses may be available to it that may not be available to the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such suit or proceeding along with the Indemnifying Party, but the Indemnified Party shall be obligated to bear the fees and expenses of counsel of the Indemnified Party, which shall be selected by the Indemnified Party in its complete and sole discretion. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith. If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in Section 7.5 below. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any

     Third Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party under this Article VII without the written consent of such other party.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 20 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

     Section 7.5   Arbitration of Disputes.  If the Indemnifying Party
                   -----------------------
disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount (an "Agreed Amount"), if any, owed to Indemnified Party by the Indemnifying Party hereunder. If Indemnifying Party and Indemnified Party fail to agree within 30 days thereafter, the dispute shall be resolved (a "Final Determination") by binding and final arbitration of a single arbitrator mutually agreed to by Buyer and Seller conducted in Houston, Texas in accordance with the rules of commercial arbitration of the American Arbitration Association. The Prevailing Party in any such arbitration proceeding shall be entitled to attorney's fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator. Any amount which is described in a Claim Notice which is not disputed by the Indemnifying Party shall be paid promptly in cash upon receipt of the Claim Notice by the Indemnifying Party.


                                  ARTICLE VII

                        ACTIONS BEING TAKEN AT CLOSING

     Section 8.1   Actions Being Taken by Seller at the Closing.  Seller is
                   --------------------------------------------
taking the following actions at the Closing:

          (a) Seller is delivering to Buyer copies certified by its Secretary of resolutions duly adopted by its board of directors and by its sole shareholder authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

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

          (b) Seller is executing and delivering to Buyer a bill of sale and deeds, assignments and any other necessary instruments, satisfactory in form and content and approved prior to Closing by Buyer, conveying all the Purchased Assets to Buyer.

          (c) Seller is delivering to Buyer estoppel certificates and consents in form and substance satisfactory to Buyer executed by the other parties to the Contracts.

          (d) Seller is executing and delivering to Buyer and Parent an investment letter regarding its acquisition of the Parent Common Stock pursuant hereto.

          (e) Seller is executing and delivering a Registration Rights Agreement ("Registration Rights Agreement"), a Stock Transfer Restriction Agreement ("Stock Transfer Restriction Agreement") and an Adoption Agreement ("Adoption Agreement") with Parent.

     Section 8.2   Actions Being Taken by Buyer at the Closing.  Buyer is
                   -------------------------------------------
taking the following actions at the Closing:

          (a) Buyer is delivering to Seller a copy certified by its Secretary of resolutions duly adopted by its board of directors authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

          (b) Buyer is making the payment of funds and the delivery of Parent Common Stock specified for delivery at Closing under Section 2.2.

          (c) Buyer is delivering to Seller counterparts of the Registration Rights Agreement, the Stock Transfer Restriction Agreement and the Adoption Agreement executed by Parent.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     Section 9.1   Confidentiality.  After the Closing, Seller will not,
                   ---------------
directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the Business, the Purchased Assets or the business or operations of Buyer, except as is required in governmental filings or judicial, administrative or arbitration proceedings; provided that Seller may disclose or provide such information to its agents, accountants and attorneys who need to know such information and who agree in writing to be bound by Seller's confidentiality obligations herein; and provided, further, that Seller shall be liable for any breach of such confidentiality obligations by any such agent, accountant or attorney.

     Section 9.2   Expenses.  Except as otherwise provided herein, Buyer and
                   --------
Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

     Section 9.3   Entire Agreement.  This Agreement, including all schedules
                   ----------------
and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

     Section 9.4   Waivers and Consents.  All waivers and consents given
                   --------------------
hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

     Section 9.5   Notices.  All notices and other communications hereunder
                   -------
shall be in writing and shall be deemed to have been received only if and when
(i) personally delivered or (ii) on the third day after mailing, by United States mail, first class, postage prepaid, by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice):

     (a)  If to Buyer, to:     Hallmark Air Conditioning, Inc.
                               c/o Group Maintenance America Corp.
                               1800 West Loop South, Suite 1375
                               Houston, Texas 77027

                               Attn:  President

     (b)  If to Seller to:     WEHCO, Inc.
                               5308 Ashbrook
                               Houston, Texas 77081

                               Attn:  President

     Section 9.6   Successors and Assigns.  This Agreement shall be binding
                   ----------------------
upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. Except as for the Indemnified Parties, no third party shall have any rights under or other provision hereof. No assignment shall release the assigning party.

     Section 9.7   Compliance with Bulk Sales Laws.  Buyer and Seller waive
                   -------------------------------
compliance with the requirements of any applicable bulk sales laws of any jurisdiction. Seller shall indemnify Buyer against any and all liabilities or expenses Buyer may incur as a result of any noncompliance by Seller with any bulk sales laws as they relate to this transaction.

     Section 9.8   Covenant Not to Compete.
                   -----------------------

          (a) For the considerations specified in this agreement and in recognition that the covenants by the Seller in this Section are a material inducement to Buyer to enter into and perform this Agreement, Seller agrees that, for the period from the date hereof to the date which is five (5) years after the date hereof, neither Seller nor its parent corporation nor any of their affiliated companies will directly engage in the "Residential Business" within a 100-mile radius of Houston, Texas. The term "Residential Business" means heating, ventilation or air conditioning maintenance, repair or servicing activities ("HVAC Services") for single family or multiple family dwellings; provided, however, that the term "Residential Business" shall not include HVAC Services for (i) the central plant and common areas of multiple family dwellings which utilize commercial style equipment, (ii) Seller's employees, (iii) the key decision makers for Seller's commercial customers listed on Schedule 9.8(a) or, (iv) the residential customers listed on Schedule 9.8(a); provided, however, that (a) in connection with developing business from new commercial customers, upon written notice to Buyer, Seller may add up to ten (10) residential customers per calender year to Schedule 9.8(a), and (b) upon the prior written consent of Buyer, Seller may add additional residential customers to Schedule 9.8(a). Notwithstanding the foregoing, Seller may acquire any corporation, entity or business which engages in the Residential Business so long as Seller disposes of such Residential Business within nine months after such acquisition. Seller agrees to grant Buyer a five (5) year non-expiring right of first refusal to purchase such Residential Business.

          (b) Seller agrees that the limitations set forth herein on Seller's rights to compete with Buyer and its affiliates as set forth in clause (a) are reasonable and necessary for the protection of Buyer and its affiliates. In this regard, Seller specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Seller's activities specified herein, are reasonable and necessary for the protection of Buyer and its affiliates. Seller agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

          (c) Seller agrees that the remedy at law for any breach by Seller of this Section 9.8 will be inadequate and that Buyer shall be entitled to injunctive relief.

          (d)  Seller agrees that, except with respect to customers described on
     Schedule 9.8(a), for five (5) years after the date hereof, it shall refer to Buyer any potential customers for residential heating, ventilation or air conditioning maintenance, repair or servicing activities who request such services from Seller.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                HALLMARK AIR CONDITIONING, INC.


                                By:____________________________________________
                                Name:__________________________________________
                                Title:_________________________________________

                                WAY SERVICE, INC.


                                By:____________________________________________
                                Name:__________________________________________
                                Title:_________________________________________


     Parent executes this Agreement to acknowledge its obligation to issue Earned Shares of Parent Common Stock and additional shares of Parent Common Stock and deliver cash payments when and if required under Section 2.3.

     Dated June 24, 1997.


                                Group Maintenance America Corp.


                                By:____________________________________________
                                Name:__________________________________________
                                Title:_________________________________________